Exhibit 99.1

NEWS

Contacts:

Analysts/Investors:
Brian J. Radecki — Chief Financial Officer (301) 664-9132 / bradecki@costar.com

Media:
Vikki Kayne — Senior Director, Media Relations (301) 280-3858 / vkayne@costar.com
CoStar Group Purchases a 2008 Class A LEED Gold-Certified Office Building

CoStar Group To Relocate to Washington, D.C. and
Plans to Capitalize on $6.1 Million in Tax Incentives
BETHESDA, MD — February 5, 2010 — CoStar Group, Inc. (Nasdaq: CSGP) the number one provider of information, marketing and analytic services to the commercial real estate industry, today announced the Company has purchased an office building at 1331 L Street, N.W. in Washington, D.C., through a wholly owned subsidiary, for $41.25 million where it plans to locate its Headquarters.
As incentive for CoStar to relocate its headquarters to the District, The Council of the District of Columbia approved $6.1 million in property tax abatements over a 10-year period, provided CoStar hires 100 District residents, among other things. In addition, CoStar Group may be eligible for additional incentives such as a five-year elimination of District corporate income tax and certain sale and use tax exemptions.
“We are excited about a Washington, D.C. location for our new headquarters,” stated Andrew Florance, CoStar Group’s CEO. “We are also fortunate to be able to take advantage of what we see as a historic opportunity to secure an exceptional asset at a greatly reduced price.”
Florance also thanked District of Columbia Mayor Adrian Fenty and District officials for their support. “We appreciate the leadership and support shown by Mayor Fenty and the D.C. Council members who supported the bill, and for their continued efforts to bring more jobs and opportunities to District residents.”
As the largest research and analytics organization in commercial real estate, CoStar enjoys a unique perspective on commercial property values, and believes that current market conditions provide an opportune time to acquire a high quality property at a significant discount. CoStar acquired the 50% vacant building for $243 per square foot, less than half the current market rate median of $518 per square foot for Class A office buildings sold in Washington, D.C. since January 1, 2009.

The pristine LEED Gold-Certified office building, which cost $90.6 million to construct, includes 169,429 square feet of rentable space, state of the art amenities and a central location in Washington D.C., bringing CoStar closer to the Federal Government, one of the fastest growing industry users of CoStar products.
Such a move also continues CoStar Group’s support of environmentally responsible decisions in the workplace. As the recipient of the 2009 Excellence in ENERGY STAR Promotion award from the Environmental Protection Agency, CoStar made ENERGY STAR and LEED certification a requirement in its Headquarters search. Presently, Washington, D.C. is a leader in progressive legislation regarding energy efficient building operations. In comparison to Northern Virginia, Washington, D.C. has more than twice the amount of LEED Registered or Certified total square footage and five times the amount of suburban Maryland.
The acquisition does not affect the Company’s fourth quarter of 2009 or full year of 2009 results. The Company’s current Headquarters lease in Bethesda, Maryland expires on October 15, 2010, and the Company expects to incur a period of overlapping occupancy costs through the end of the current lease term as it transitions to the new Washington D.C. location. After this period, the Company expects to save approximately $1.0 million a year in occupancy costs versus leasing space in a comparable building. The Company will discuss its 2010 outlook in greater detail on its fourth quarter of 2009 earnings conference call on February 25, 2010 at 11 AM EST.
About CoStar Group, Inc.
CoStar Group, Inc. (Nasdaq:CSGP) is the number one provider of information, marketing and analytic services to commercial real estate professionals in the United States as well as the United Kingdom. CoStar’s suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information throughout the U.S. as well as in the United Kingdom and France. Headquartered in Bethesda, MD, CoStar has approximately 1,400 people working for the company worldwide, including the largest professional research organization in the industry. For more information, visit http://www.costar.com.
This news release includes “forward-looking statements” including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar’s filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-K for the year ended December 31, 2008, and Form 10-Q for the quarter ended September 30, 2009, under the heading “Risk Factors.” In addition to these statements, there can be no assurance that CoStar will realize all or any portion of the $6.1 million in property tax abatements offered over 10 years; that CoStar will hire 100 D.C. residents; that CoStar will become eligible for additional incentives, such as a five year elimination of District corporate income tax or sale or use tax exemptions; or that a move to Washington, D.C. would have any effect on CoStar’s sales to the Federal Government. All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.